Exhibit 5.2

[ LETTERHEAD OF DEWEY BALLANTINE LLP]

October 1, 2004

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, California 92128

Ladies and Gentlemen:

We are acting as counsel to Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), in connection with the offering by the Company and Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (“REIT”), of (i) 593,678 shares of 9.75% Series A Perpetual Cumulative Preferred Shares of Beneficial Interest of REIT (the “Preferred Securities”) and (ii) guarantees by the Company of such Preferred Securities pursuant to a guarantee agreement in the form filed as exhibit 4.3 to the Company’s Current Report on Form 8-K dated October 1, 2004 (the “Guarantee”). The Preferred Securities and the Guarantee are being offered pursuant to a Registration Statement on Form S-3 (File Nos. 333-117484, 333-117484-01) and an additional registration statement relating thereto filed pursuant to Rule 462(b) (File Nos. 333-119441 and 333-119441-01) (collectively, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by REIT and the Company with the Securities and Exchange Commission.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as amended, and that certain Underwriting Agreement (the “Underwriting Agreement”), dated October 1, 2004, among the Company, REIT and the underwriters named therein (the “Underwriters”). Insofar as the statements in this letter relate to factual matters, we have made inquiries of officers of the Company to the extent we have deemed appropriate and have, without investigation, relied upon representations made by the Company and by one or more officers of the Company.

Accredited Home Lenders Holding Co.

October 1, 2004

In rendering this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of all individuals signing all instruments presented to us and the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, records, certificates and other documents we have reviewed as of their stated dates and as of the date hereof.

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations and qualifications set forth below, we are of the opinion that the Guarantee has been duly authorized by the Company and, upon execution and delivery of the Guarantee and delivery of the Preferred Securities to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute a valid and binding agreement of the Company, subject to the qualification that the enforceability of the Guarantee will be subject to, and may be limited by, bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

We are members of the Bar of the State of New York, and, in expressing the foregoing opinion, we are not passing upon the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated October 1, 2004, incorporated by reference in the Registration Statement, and to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP

Dewey Ballantine LLP